As filed with the Securities and Exchange Commission on February 27, 2024

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

KURA ONCOLOGY, INC.

(Exact name of registrant as specified in its charter)

Delaware	61-1547851
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

12730 High Bluff Drive, Suite 400, San Diego, CA	92130
(Address of Principal Executive Offices)	(Zip Code)

Kura Oncology, Inc. 2023 Inducement Option Plan

(Full title of the plan)

Troy E. Wilson, Ph.D., J.D.

President and Chief Executive Officer

Kura Oncology, Inc.

12730 High Bluff Drive, Suite 400

San Diego, California 92130

(858) 500-8800

(Name, address, and telephone number, including area code, of agent for service)

Copies to:

Charles J. Bair, Esq. Wade W. Andrews, Esq. Cooley LLP 10265 Science Center Drive San Diego, California 92121 (858) 550-6000	Teresa Bair Chief Legal Officer and Secretary Kura Oncology, Inc. 12730 High Bluff Drive, Suite 400 San Diego, California 92130 (858) 500-8800

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the Registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

This Registration Statement on Form S-8 (the “Registration Statement”) registers 600,000 shares of common stock, $0.0001 par value per share (“Shares”), of Kura Oncology, Inc. (the “Registrant”) reserved and available for issuance under the Registrant’s 2023 Inducement Option Plan (the “Inducement Plan”).

On December 18, 2023, upon the recommendation of the Compensation Committee of the Board of Directors (the “Board”) of the Registrant, the Board adopted and approved the Inducement Plan to reserve 600,000 Shares to be used exclusively for grants of nonstatutory stock options to individuals that were not previously employees or directors of the Registrant (or following a bona fide period of non-employment), as an inducement material to the individual’s entry into employment with the Registrant, pursuant to Nasdaq Listing Rule 5635(c)(4). The Inducement Plan was adopted and approved without stockholder approval pursuant to Nasdaq Listing Rule 5635(c)(4).

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information specified in Item 1 and Item 2 of Part I of Form S-8 is omitted from this Registration Statement in accordance with the provisions of Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”), and the introductory note to Part I of Form S-8. The documents containing the information specified in Part I of Form S-8 will be delivered to the participants in the equity benefit plan covered by this Registration Statement as specified by Rule 428(b)(1) under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The Registrant hereby incorporates by reference into this Registration Statement the following documents previously filed with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as applicable:

(1)	The Registrant’s Annual Report on Form 10-K for the year ended December 31, 2023 filed with the Commission on February 27, 2024;

(2)	The Registrant’s Current Reports on Form 8-K filed with the Commission (other than information furnished rather than filed) on January 26, 2024 and January 30, 2024; and

(3)

The description of the Registrant’s common stock, which is registered under Section 12 of the Exchange Act, in the Registrant’s registration statement on Form 8-A, filed with the Commission on November 4, 2015, including any amendments or reports filed for the purpose of updating such description.

All documents filed by the Registrant (other than current reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits filed on such form that are related to such items unless such Form 8-K expressly provides to the contrary) pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act on or after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents; provided, however, that documents or information deemed to have been furnished and not filed in accordance with the rules of the Commission shall not be deemed incorporated by reference into this Registration Statement. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

The Registrant was incorporated under the laws of the State of Delaware. Section 145 of the General Corporation Law of the State of Delaware (“DGCL”) provides that a Delaware corporation may indemnify any persons who were, are, or are threatened to be made, parties to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee or agent of such corporation, or is or was serving at the request of such corporation as an officer, director, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided that such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was illegal. A Delaware corporation may indemnify any persons who were, are, or are threatened to be made, a party to any threatened, pending or completed action or suit by or in the right of the corporation by reason of the fact that such person is or was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit provided such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him or her against the expenses (including attorneys’ fees) actually and reasonably incurred.

The Registrant’s amended and restated certificate of incorporation, as amended, and amended and restated bylaws provide for the indemnification of the Registrant’s directors and officers to the fullest extent permitted under the DGCL.

Section 102(b)(7) of the DGCL permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duties as a director, except for liability for any:

•	transaction from which the director derives an improper personal benefit;

•	act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•	unlawful payment of dividends or redemption of shares; or

•	breach of a director’s duty of loyalty to the corporation or its stockholders.

The Registrant’s amended and restated certificate of incorporation, as amended, includes such a provision. Expenses incurred by any officer or director in defending any such action, suit or proceeding in advance of its final disposition shall be paid by the Registrant upon delivery to the Registrant of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified by the Registrant.

Section 174 of the DGCL provides, among other things, that a director who willfully or negligently approves of an unlawful payment of dividends or an unlawful stock purchase or redemption may be held liable for such actions. A director who was either absent when the unlawful actions were approved, or dissented at the time, may avoid liability by causing his or her dissent to such actions to be entered in the books containing minutes of the meetings of the board of directors at the time such action occurred or immediately after such absent director receives notice of the unlawful acts.

As permitted by the DGCL, the Registrant has entered into indemnity agreements with each of its directors and executive officers, that require the Registrant to indemnify such persons against any and all costs and expenses (including attorneys’, witness or other professional fees) actually and reasonably incurred by such person in connection with any action, suit or proceeding (including derivative actions), whether actual or threatened, to which any such person may be made a party by reason of the fact that such person is or was a director or officer or is or was acting or serving as an officer, director, employee or agent of the Registrant or any of the Registrant’s affiliated enterprises, provided that such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the Registrant’s best interests and, with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. The indemnification agreements also set forth certain procedures that will apply in the event of a claim for indemnification thereunder.

At present, there is no pending litigation or proceeding involving any of the Registrant’s directors or executive officers as to which indemnification is required or permitted, and the Registrant is not aware of any threatened litigation or proceeding that may result in a claim for indemnification.

The Registrant has an insurance policy in place that covers its officers and directors with respect to certain liabilities, including liabilities arising under the Securities Act, or otherwise.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit Number	Description

4.1	Amended and Restated Certificate of Incorporation of the Registrant, as amended (incorporated by reference to Exhibit 3.1 of the Registrant’s Form 8-K filed on June 14, 2017).

4.2	Amended and Restated Bylaws of the Registrant (incorporated by reference to Exhibit 3.2 of the Registrant’s Form 8-K filed on June 14, 2017).

4.3	Form of Common Stock Certificate of the Registrant (incorporated by reference to Exhibit 4.1 of the Registrant’s Form 8-K filed on March 12, 2015, containing items 1.01, 2.01, 3.02, 4.01, 5.01, 5.02, 5.03, 5.06 and 9.01).

5.1*	Opinion of Cooley LLP.

23.1*	Consent of Independent Registered Public Accounting Firm.

23.2*	Consent of Cooley LLP. Reference is made to Exhibit 5.1.

24.1*	Power of Attorney. Reference is made to the signature page hereto.

99.1	Kura Oncology, Inc. 2023 Inducement Option Plan and Forms of Stock Option Grant Notice, Option Agreement and Notice of Exercise thereunder (incorporated by reference to Exhibit 99.1 of the Registrant’s Form 8-K filed on December 22, 2023).

107*	Filing Fee Table

*	Filed herewith

Item 9. Undertakings.

A.	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement.

Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

Provided, however, that paragraphs (A)(1)(i) and (A)(1)(ii) do not apply if the Registration Statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B.

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, State of California, on February 27, 2024.

KURA ONCOLOGY, INC.

By:	/s/ Troy E. Wilson, Ph.D., J.D.
Troy E. Wilson, Ph.D., J.D.
President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Troy E. Wilson, Ph.D., J.D. and Thomas Doyle, and each of them, as his or her true and lawful attorneys-in-fact and agents, each with the full power of substitution, for him or her and in his or her name, place or stead, in any and all capacities, to sign any and all amendments to this Registration Statement (including post-effective amendments), and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Troy E. Wilson, Ph.D., J.D. Troy E. Wilson, Ph.D., J.D.	President, Chief Executive Officer and Chairman of the Board of Directors (Principal Executive and Financial Officer)	February 27, 2024

/s/ Thomas Doyle Thomas Doyle	Senior Vice President, Finance & Accounting (Principal Accounting Officer)	February 27, 2024

/s/ Helen Collins, M.D. Helen Collins, M.D.	Director	February 27, 2024

/s/ Faheem Hasnain Faheem Hasnain	Director	February 27, 2024

/s/ Thomas Malley Thomas Malley	Director	February 27, 2024

/s/ Diane Parks Diane Parks	Director	February 27, 2024

/s/ Carol Schafer Carol Schafer	Director	February 27, 2024

/s/ Mary Szela Mary Szela	Director	February 27, 2024